EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	June 30, 2011	June 30, 2010
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,204,827,774	1,278,624,623
Add – Incremental shares under stock compensation plans	14,179,393	15,824,609
Add – Incremental shares associated with contingently issuable shares	2,442,095	2,233,171
Number of shares on which diluted earnings per share is calculated	1,221,449,262	1,296,682,403

Net income on which basic earnings per share is calculated (millions)	$3,664	$3,386

Less – net income applicable to contingently issuable shares (millions)	0	0

Net income on which diluted earnings per share is calculated (millions)	$3,664	$3,386

Earnings per share of common stock:

Assuming dilution	$3.00	$2.61

Basic	$3.04	$2.65

Stock options to purchase 50,828 shares were outstanding as of June 30, 2010, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Six Months Ended
	June 30, 2011	June 30, 2010
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,213,490,709	1,289,903,908
Add – Incremental shares under stock compensation plans	14,917,113	17,239,533
Add – Incremental shares associated with contingently issuable shares	2,331,031	2,013,901
Number of shares on which diluted earnings per share is calculated	1,230,738,853	1,309,157,342

Net income on which basic earnings per share is calculated (millions)	$6,526	$5,987

Less – net income applicable to contingently issuable shares (millions)	0	0

Net income on which diluted earnings per share is calculated (millions)	$6,526	$5,987

Earnings per share of common stock:

Assuming dilution	$5.30	$4.57

Basic	$5.38	$4.64

Stock options to purchase 62,413 shares (average of first and second quarter share amounts) were outstanding as of June 30, 2010, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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